SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on February 24, 2005

TO SHAREHOLDERS OF F5 NETWORKS, INC.:

      The Annual Meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year end 2004 will be held on February 24, 2005 at 10:00 am Pacific Standard Time at F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect two Class III directors to hold office until the Annual Meeting of Shareholders for fiscal year end 2007 and until their successors are elected and qualified;

2. To consider and approve the F5 Networks, Inc. 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”) and the number of shares reserved for issuance under the 2005 Equity Incentive Plan.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record at the close of business on December 17, 2004 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

JOANN REITER
Secretary

Seattle, Washington

January 7, 2005

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

The F5 Networks, Inc. Annual Report is available online at www.f5.com

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE
http://www.proxyvote.com	1-800-690-6903 via touch tone
24 hours a day/7 days a week	24 hours a day/7 days a week
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on February 23, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on February 23, 2005. Have your proxy card in hand when you call and then follow the instructions.

      Your cooperation is appreciated, since a majority of the shares of common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

F5 NETWORKS, INC.

401 Elliott Avenue West
Seattle, WA 98119

PROXY STATEMENT

FISCAL YEAR END 2004 ANNUAL MEETING OF SHAREHOLDERS

        F5 Networks, Inc. (the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on February 24, 2005, at 10:00 am, Pacific Standard Time at F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119, and at any adjournments thereof (the “Annual Meeting”). These materials are being mailed to shareholders on or about January 13, 2005.

      Only holders of the Company’s common stock, no par value (the “Common Stock”), as of the close of business on December 17, 2004 (the “Record Date”) are entitled to vote at the meeting. As of the Record Date, there were 36,159,281 shares of Common Stock outstanding.

      A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

      Each shareholder of record is entitled to one vote at the Annual Meeting for each share of Common Stock they hold on the Record Date. Shareholders may vote their shares by using the enclosed proxy card, over the Internet or by phone. If a proxy is received that does not specify a vote or an abstention, the shares represented by that proxy will be voted FOR the nominees to the Board of Directors listed in this Proxy Statement and FOR approval of the 2005 Equity Incentive Plan and the number of shares reserved for issuance under the 2005 Equity Incentive Plan. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card and proxies submitted by telephone or over the Internet give discretionary authority to the person named as proxy to vote the shares represented by the proxy in her discretion.

      Under Washington law and the Company’s Second Amended and Restated Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the nominees for director who receive the greatest number of votes cast will be elected to the Board of Directors. Under the rules of the Nasdaq Stock Market and the terms of the 2005 Equity Incentive Plan, if a quorum exists at the meeting, the affirmative vote of a majority of the shares voting will be required to approve the 2005 Equity Incentive Plan and the number of shares reserved for issuance under the 2005 Equity Incentive Plan. Abstentions and broker non-votes will have no impact on the election of members of the Board of Directors since they have not been cast in favor of or against any nominee, nor will they have any impact on the approval of the 2005 Equity Incentive Plan and the number of shares reserved for issuance under the 2005 Equity Incentive Plan.

      A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another proxy bearing a later date to the Corporate Secretary of the Company at 401 Elliott Avenue West, Seattle, Washington 98119 before or at the Annual Meeting or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the shareholder actually votes in person at the meeting.

      The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Advantage Proxy to assist in connection with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Advantage Proxy customary fees, which are expected to be $5,000 plus expenses. The Company, if requested, will pay brokers, banks and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

BOARD OF DIRECTORS

      The Board of Directors of the Company currently consists of six directors divided into three classes. Currently, the Class I directors are Karl D. Guelich and Keith D. Grinstein; the Class II directors are Alan J. Higginson and John McAdam; and the Class III directors are Rich Malone and A. Gary Ames. Mr. Ames was appointed to fill a vacancy on the Board by the Directors in July 2004. At the annual meeting of shareholders for fiscal year end 2004 (referred to as the Annual Meeting), the shareholders will vote on the election of two Class III directors to serve for three-year terms until the annual meeting of shareholders for fiscal year end 2007 and until their successors are elected and qualified. The Class I directors will hold office until the Company’s annual meeting for fiscal year end 2005 and the Class II directors will hold office until the Company’s annual meeting for fiscal year end 2006. All directors will hold office until the annual meeting of shareholders at which their terms expire and the election and qualification of their successors.

Nominees and Continuing Directors

      The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

      John McAdam, age 53, has served as our President, Chief Executive Officer and a director since July 2000. Prior to joining us, Mr. McAdam served as General Manager of the Web server sales business at International Business Machines Corporation from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to International Business Machines Corporation in September 1999. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland.

      Karl D. Guelich, age 62, has served as one of our directors since June 1999 and as board chair from January 2003 through April 2004. Mr. Guelich has been in private practice as a certified public accountant since his retirement from Ernst & Young LLP in 1993, where he served as the Area Managing Partner for the Pacific Northwest offices headquartered in Seattle from October 1986 to November 1992. Mr. Guelich holds a B.S. in Accounting from Arizona State University.

      Alan J. Higginson, age 57, has served as board chair since April 2004, and as one of our directors since May 1996. Mr. Higginson has been the President and Chief Executive Officer of Hubspan, Inc., an e-business infrastructure provider, since August 2001. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from the University of Santa Clara.

      Keith D. Grinstein, age 44, has served as one of our directors since December 1999. He also serves as board chair for Coinstar, Inc., a coin counting machine company, and as lead outside director for Nextera, Inc. an economics-consulting firm. Mr. Grinstein is a partner of Second Avenue Partners, LLC, a venture capital fund. Mr. Grinstein’s past experience includes serving as President, Chief Executive Officer and Vice Chair of Nextel International Inc., and as President and Chief Executive Officer of the Aviation Communications Division of AT&T Wireless Services Inc. Mr. Grinstein holds a B.A. from Yale University and a J.D. from Georgetown University.

      Rich Malone, age 56, was appointed as one of our directors in August 2003. Mr. Malone has been the Chief Information Officer of Edward Jones Investments Inc. since 1979, when he joined Edward Jones Investments as a General Principal. In 1985, he became a member of the management committee of Edward Jones Investments. Mr. Malone is currently a member of the BITS Advisory Group, the Xerox Executive Advisory Forum and serves on the Technology Advisory Committee at Arizona State University.

      A. Gary Ames, age 60 was appointed as one of our directors in July 2004. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from July 1995 until his retirement in June of 2000. From January 1990 to July 1995, he served as President and Chief Executive Officer of U S West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as director of Albertsons, Inc., Tektronix, Inc., Pac-West Telecomm, Inc. and iPass, Inc.

      There are no family relationships among any of the Company’s directors or executive officers.

Committees of the Board

      The Board has standing Audit, Compensation and Nominating and Governance Committees.

      The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. As described more fully in the charter, the functions of the Audit Committee are to select, evaluate and, if necessary, replace the Company’s independent auditors to the Board of Directors, to review and approve the planned scope, proposed fee arrangements and results of the annual audit, approve any proposed non-audit services to be provided by the independent auditors, review the adequacy of accounting and financial controls, review the independence of the auditors, and oversee the Company’s financial reporting process on behalf of the Board of Directors. From October 2003 to January 2004, the Audit Committee members were Glenn Edens, and Messrs. Guelich and Grinstein. Since January 2004, the composition of the Audit Committee has been Messrs. Guelich, Higginson and Grinstein. The Board of Directors has determined that Mr. Guelich is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal year end 2004 was, independent as defined by the Nasdaq listing standards (as independence is currently defined in Rules 4200(a)(15) and 4350(d) of the Nasdaq listing standards).

      The Compensation Committee’s function is to recommend the compensation for the Chief Executive Officer and directors, including salaries, bonus levels and stock option grants and to review compensation proposals made by the Chief Executive Officer for the other executive officers. From October 2003 to April 2004, the Compensation Committee members were Messrs. Guelich, Higginson, and Malone. From April 2004 to July 2004, the Compensation Committee members were Messrs. Grinstein, Guelich and Malone. Since July 2004, the Compensation Committee members have been Messrs. Ames, Grinstein and Guelich. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal 2004 was, independent as defined by the Nasdaq listing standards.

      The Nominating and Governance Committee’s function is to identify new board members, recommend board nominees, evaluate the board’s performance, and provide oversight of corporate governance and ethical conduct. From October 2003 to January 2004, the Nominating and Governance Committee members were Messrs. Grinstein, Higginson, and Malone. Since January 2004, the Nominating and Governance Committee has been composed of Messrs. Grinstein, Guelich and Malone. Each current member of the Nominating and Governance Committee is, and each member of this committee during fiscal year end 2004 was, independent as defined by the Nasdaq listing standards.

Meetings of the Board and Committees

      The Company’s Board of Directors met or acted by unanimous written consent 13 times during fiscal 2004. The Audit Committee met 12 times, the Compensation Committee met or acted by unanimous written consent 4 times and the Nominating and Governance Committee met 2 times during fiscal 2004.

The outside directors met 2 times during fiscal 2004, with no members of management present. Each member of the Board attended 75% or more of the Board meetings, except that Mr. Malone attended five of the eight Board meetings held during fiscal year 2004. Each member of the Board who served on the Audit, Compensation, or Nominating and Governance Committees attended at least 75% of the committee meetings.

Director Nomination

      Criteria for Nomination to the Board. The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, and that members of the Company’s audit committee meet the financial literacy requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, the ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

      Shareholders Proposals for Nominees. The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such shareholders(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Shareholder Proposals for the Annual Meeting for Fiscal Year End 2005” below.

      Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to fill vacancies on the Board is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Nominating Committee to identify qualified candidates. These candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Serious candidates meet with all members of the Board, and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board determines whether to appoint a candidate to the Board.

      The Nominating Committee will evaluate the skills and experience of existing Board members against the Company’s critical needs in making recommendations for nomination by the full Board of candidates for election by the shareholders. The Nominating Committee charter is available on the investor relations section of the Company’s website, www.f5.com. Each current member of the Nominating Committee is independent.

      The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Compensation of Directors

      Directors of the Company are paid $35,000 annually for their services as members of the Board of Directors. Members of the Audit Committee, Compensation Committee and Nominating Committee are paid an additional $8,000, $2,000 and $1,000, respectively, annually. The Chairman of the Board of

Directors receives an additional $12,000 paid annually. All Directors are reimbursed for certain expenses in connection with attending board and committee meetings.

      Beginning in fiscal year end 2001, all non-employee directors who also serve on a Board committee receive options to purchase 15,000 shares of Common Stock on the day of the Company’s annual meeting. These options are fully vested and exercisable on the date of grant, and have an exercise price equal to the closing price of the Company stock on the date of grant. Messrs. Higginson, Guelich, Grinstein, and Malone were each granted options to purchase 15,000 shares of Common Stock under the Company’s Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”) in April 2004 at an exercise price of $28.10, respectively. Mr. Ames was granted options to purchase 15,000 shares of Common Stock under the 1998 Plan in July 2004 at an exercise price of $23.07.

Communications with Directors

      Shareholders who wish to communicate with our Directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by contacting our Corporate Secretary at the Company’s main office in Seattle, Washington. These communications will be forwarded to the Board or individual Board members as appropriate. Directors are expected to be present at the Company’s annual meeting of shareholders. All the Directors attended the Company’s fiscal year end 2003 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of December 17, 2004 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on December 17, 2004, (b) each director and nominee for director of the Company, (c) the Named Executive Officers, as defined below, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Number of
	Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
Name and Address(1)	Owned(2)	Outstanding(2)

FMR Corp. and its affiliates(3)	3,702,500	10.2%
82 Devonshire Street
Boston, Massachusetts 02109
Franklin Resources, Inc.(4)	1,865,700	5.2%
One Franklin Parkway, Building 920
San Mateo, California 94403
Massachusetts Financial Services Company(5)	1,851,210	5.1%
500 Boylston Street, 15th Floor
Boston, Massachusetts 02116
John McAdam(6)	421,582	1.2%
Steven Coburn(7)	101,458	*
Tom Hull(8)	70,312	*
Jeff Pancottine(9)	210,568	*
Edward J. Eames(10)	202,991	*
A. Gary Ames(11)	15,000	*
Keith D. Grinstein(12)	58,500	*
Karl D. Guelich(13)	42,500	*
Alan J. Higginson(14)	101,500	*
Rich Malone(15)	30,000	*
All directors and executive officers as a group (13 people)(16)	1,326,851	3.7%

*	less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.

(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after December 17, 2004. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)	The holding shown is as reported by FMR Corp. (“FMR”) in a Schedule 13G filed on August 10, 2004. FMR Corp., which is the parent company of various entities providing investment management and advisory services to the Fidelity group of mutual funds, has reported sole voting power over 7,600 shares and sole dispositive power over 3,702,500 shares. Fidelity Growth Company Fund, of which a subsidiary of FMR is the investment adviser, has ownership of 2,180,000 of the shares over which FMR has dispositive power which represent 6% of the Company’s Common Stock outstanding on December 17, 2004.

(4)	The holding shown is as reported by Franklin Resources, Inc. in a Schedule 13G filed on February 13, 2004. Franklin Resources, Inc. has reported that Franklin Advisors, Inc. has sole voting and dispositive power over 1,476,800 shares and Fiduciary Trust Company International has sole voting and dispositive power of 388,900 shares. Franklin Advisors, Inc. and Fiduciary Trust Company International are direct or indirect investment advisory subsidiaries of Franklin Resources, Inc.

(5)	The holding shown is as reported by Massachusetts Financial Services Company in a Schedule 13G filed on February 13, 2004. Massachusetts Financial Services Company has reported sole voting power over 1,806,550 shares and sole dispositive power over 1,851,210 shares.

(6)	Includes 365,000 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(7)	Includes 101,458 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(8)	Includes 70,312 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(9)	Includes 209,167 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(10)	Includes 202,671 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(11)	Includes 15,000 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(12)	Includes 52,500 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(13)	Includes 42,500 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(14)	Includes 101,500 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(15)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

(16)	Includes 1,251,758 shares issuable upon exercise of options exercisable within 60 days of December 17, 2004.

Certain Relationships and Related Party Transactions

      The Company has entered into indemnification agreements with the Company’s directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

      In October 2000, the Company extended a loan to Jeff Pancottine, an executive officer of the Company, and his wife, in the principal amount of $350,000, in order to facilitate the purchase of a residence in the Seattle area. On March 15, 2002, payments due under the note were extended for a period of one year, as allowed per the terms of the note. This loan was evidenced by a promissory note, the principal of which was payable in three equal installments, together with accrued interest, on March 31, 2002, March 31, 2003, and March 31, 2004, or immediately upon the sale of the residence or termination of the officer’s employment. Interest accrued on the loan at the rate of 6% per annum. The residence was sold in October 2003 and $241,083, the balance of the principal and interest on the loan was repaid in full on October 20, 2003.

      The Company believes that the foregoing loan was in the Company’s best interest and was made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any of the Company’s officers, directors or principal shareholders will be approved in advance by our Audit Committee.

Equity Compensation Plan Information

      The following table provides information as of September 30, 2004 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

	Column A		Column B		Column C

					Number of securities
					remaining available for
					future issuance under equity
	Number of securities				compensation plans (total
	to be issued upon		Weighted-average		securities authorized but
	exercise of		exercise price of		unissued under the plans,
Plan Category	outstanding options		outstanding options		less Column A)

Equity compensation plans approved by security holders(1)	4,793,085	(2)	$21.07	(3)	80,827	(4)
Equity compensation plans not approved by security holders(5)	3,709,347		$21.97		40,693	(6)

Total	8,502,432		$21.52		121,520

(1)	Consists of the F5 Networks, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Equity Incentive Plan), Amended and Restated F5 Networks, Inc. 1998 Equity Incentive Plan (the “1998 Equity Incentive Plan”), F5 Networks, Inc. 1999 Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Equity Incentive Plan”) and the F5 Networks, Inc. 1999 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).

(2)	Includes 1,148,872 shares reserved for issuance under the Employee Stock Purchase Plan.

(3)	Does not include a weighted average purchase price for the Employee Stock Purchase Plan as this cannot be determined until after Common Stock is purchased under the Employee Stock Purchase Plan.

(4)	Does not include 33,430 options from the 1996 Equity Incentive Plan as they are not eligible for future issuance.

(5)	Consists of the F5 Networks, Inc. 2000 Employee Equity Incentive Plan (the “2000 Equity Incentive Plan”), F5 Networks, Inc. uRoam Acquisition Equity Incentive Plan (the “uRoam Equity Incentive Plan”), F5 Networks, Inc. MagniFire Acquisition Equity Incentive Plan (the “MagniFire Equity Incentive Plan”) and certain executive new hire grants.

(6)	Does not include 81,500 options from the uRoam Equity Incentive Plan and 5,000 options from the MagniFire Equity Incentive Plan as they are not eligible for future issuance.

Description of Plans not Approved by Security Holders

      2000 Equity Incentive Plan. In July 2000, the Board of Directors adopted the 2000 Equity Incentive Plan, which provides for discretionary grants of non-qualified stock options, stock purchase awards and stock bonuses for employees and other service providers. A total of 3,500,000 shares of Common Stock have been reserved for issuance under the 2000 Equity Incentive Plan. As of September 30, 2004 there were options to purchase 2,291,263 shares outstanding and 40,693 shares available for awards under the 2000 Equity Incentive Plan.

      All options under the 2000 Equity Incentive Plan expire 10 years from the grant date and each option will have an exercise price of not less than the fair market value of the Company’s stock on the date the option is granted. The options granted under the 2000 Equity Incentive Plan may be exercisable immediately or may vest and become exercisable in periodic installments. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 50% of all outstanding and unvested options or stock awards under the 2000 Equity Incentive Plan will vest and become immediately exercisable, unless assumed or substituted by the acquiring entity.

      uRoam Equity Incentive Plan. In July 2003, the Board of Directors adopted the uRoam Equity Incentive Plan in connection with the hiring of the former employees of uRoam, Inc. The plan provides for discretionary grants of non-qualified and incentive stock options, stock purchase awards and stock bonuses. The Board of Directors approved 250,000 shares of Common Stock to be reserved for issuance under the uRoam Equity Incentive Plan. As of September 30, 2004 there were options to purchase 133,084 shares outstanding and no shares were available for awards under the uRoam Equity Incentive Plan. Options that expire, whether due to a termination of employment or otherwise, are not available for future grant.

      All options under the uRoam Equity Incentive Plan expire 10 years from the grant date and were granted as non-qualified stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options granted under the uRoam Equity Incentive Plan may be exercisable immediately or may vest and become exercisable in periodic installments. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 50% of all outstanding and unvested options or stock awards under the uRoam Equity Incentive Plan will vest and become immediately exercisable, unless assumed or substituted by the acquiring entity.

      MagniFire Equity Incentive Plan. In July 2004, the Board of Directors adopted the MagniFire Equity Incentive Plan in connection with the hiring of the former employees of MagniFire Websystems, Inc. The plan provides for discretionary grants of non-qualified and incentive stock options, stock purchase awards and stock bonuses. The Board of Directors approved 415,000 shares of Common Stock to be reserved for issuance under the MagniFire Equity Incentive Plan. As of September 30, 2004 there were options to purchase 410,000 shares outstanding and no shares were available for awards under the MagniFire Equity Incentive Plan. Options that expire, whether due to a termination of employment or otherwise, are not available for future grant.

      All options under the MagniFire Equity Incentive Plan expire 10 years from the grant date and were granted as non-qualified stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options granted under the MagniFire Equity Incentive Plan may be exercisable immediately or may vest and become exercisable in periodic installments. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 50% of all outstanding and unvested options or stock awards under the MagniFire Equity Incentive Plan will vest and become immediately exercisable, unless assumed or substituted by the acquiring entity.

      New Hire Grants. In October 2000, the Board of Directors adopted a non-qualified stock option plan, or the “Pancottine Plan”, in connection with the hiring of Jeff Pancottine, the Company’s Senior Vice President and General Manager, Security Business Unit. The Pancottine Plan provides for a grant of 200,000 non-qualified stock options for Mr. Pancottine and 150,000 of these options have an exercise price per share of $33.00 with the remaining 50,000 having an exercise price per share of $30.00. As of September 30, 2004, no remaining shares were available for grant under this plan. In May 2001, the Board of Directors adopted a non-qualified stock option plan, or the “Coburn Plan”, in connection with the hiring of Steve Coburn, the Company’s Senior Vice President of Finance and Chief Financial Officer. The Coburn Plan provides for a grant of 200,000 non-qualified stock options for Mr. Coburn and these options have an exercise price per share of $12.72. As of September 30, 2004, no remaining shares were available for grant under this plan. In October 2003, the Board of Directors adopted a non-qualified stock option plan, or the “Hull Plan”, in connection with the hiring of Tom Hull, the Company’s Senior Vice President of Worldwide Sales. The Hull Plan provides for a grant of 225,000 non-qualified stock options for Mr. Hull and these options have an exercise price per share of $23.69. As of September 30, 2004, no remaining shares were available for grant under this plan. In August 2004, the Board of Directors adopted a non-qualified stock option plan, or the “Triebes Plan”, in connection with the hiring of Karl Triebes, the Company’s Senior Vice President of Product Development and Chief Technical Officer. The Triebes Plan provides for a grant of 300,000 non-qualified stock options for Mr. Triebes and these options have an exercise price per share of $22.81. As of September 30, 2004, no remaining shares were available for grant under this plan.

      All options under these plans expire 10 years from the grant date and each plan specifies the exercise price of options granted under the plan. The options granted under the plans vest and become exercisable in periodic installments over a period of up to 4 years from the grant date. In the event of the termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, 100% of all outstanding and unvested options under the Coburn Plan, Hull Plan and Triebes Plan; and 50% or all outstanding and unvested options under the Pancottine Plan, will vest and become immediately exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 2004, such SEC filing requirements were satisfied with the following exceptions: each of the Company’s directors and executive officers filed one late Form 4 disclosing option grants. In addition, John McAdam and Joann Reiter filed one late Form 4 disclosing an Employee Stock Purchase Plan acquisition transaction and a sale transaction. Jeff Pancottine and Edward Eames filed one late Form 4 disclosing an Employee Stock Purchase Plan acquisition. Tom Hull filed one late Form 3 disclosing his initial holdings.

EXECUTIVE COMPENSATION

      The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (a) the Chief Executive Officer of the Company, the CEO, and (b) the Company’s four other most highly compensated executive officers who were serving as executive officers of the Company at the end of fiscal year end 2004. We refer to these executive officers collectively, together with the CEO, as the “Named Executive Officers”.

					Long Term
		Annual Compensation			Compensation

				Other Annual	Securities	All Other
			Bonus(1)	Compensation	Underlying	Compensation(2)
Name and Principal Position	Year	Salary ($)	($)	($)	Options (#)	($)

John McAdam	2004	$445,200	$449,402	$—	100,000	$789
President, Chief	2003	$445,200	$386,911	$—	160,000	$789
Executive Officer	2002	$424,000	$320,473	$—	200,000	$789
Steve Coburn	2004	$276,680	$219,236	$—	40,000	$3,189
Senior VP and Chief	2003	$265,000	$181,093	$—	55,000	$3,189
Financial Officer	2002	$229,455	$162,525	$—	70,000	$189
Jeff Pancottine	2004	$303,992	$245,180	$—	40,000	$3,789
Senior VP and General	2003	$292,300	$202,525	$—	55,000	$3,789
Manager, Security	2002	$212,000	$235,014	$—	70,000	$3,789
Business Unit
Edward Eames	2004	$240,408	$194,141	$—	40,000	$3,789
Senior VP of Business	2003	$222,600	$154,426	$—	55,000	$3,789
Operations and Global Services	2002	$212,000	$128,189	$—	70,000	$6,695
Tom Hull(3)	2004	$238,826	$194,858	$—	265,000	$6,173
Senior VP of Worldwide	2003	—	—	—	—	—
Sales	2002	—	—	—	—	—

(1)	Includes bonus amounts earned during the fiscal year.

(2)	The amounts in this column include an annual $3,000 Company matching contribution to each person’s 401(K) account where applicable, other than Mr. McAdam. The amount shown for Mr. Eames in fiscal year end 2002 includes a reimbursement of $2,906 for moving expenses. The remaining amounts are for payment of life insurance premiums and, where applicable, a stipend for Internet service provider fees.

(3)	Mr. Hull joined the Company in October 2004.

Options Grants in Last Fiscal Year

      The following table sets forth information concerning the awards of options to purchase shares of Common Stock made to the Named Executive Officers during fiscal year 2004:

	Individual Grants
						Potential Realizable Value at
	Number of		Percent of			Assumed Annual Rates of
	Securities		Total Options	Exercise		Stock Price Appreciation for
	Underlying		Granted to	or Base		Option Term(2)
	Options		Employees in	Price	Expiration
Name	Granted (#)		Fiscal Year(1)	($/Sh)	Date	5% ($)	10% ($)

John McAdam	100,000	(3)	4.5%	$25.49	4/30/2014	$1,603,000	$4,062,000
Steven Coburn	40,000	(3)	1.8%	$25.49	4/30/2014	$641,200	$1,624,800
Jeff Pancottine	40,000	(3)	1.8%	$25.49	4/30/2014	$641,200	$1,624,800
Edward Eames	40,000	(3)	1.8%	$25.49	4/30/2014	$641,200	$1,624,800
Tom Hull	40,000	(3)	1.8%	$25.49	4/30/2014	$641,200	$1,624,800
Tom Hull	225,000	(4)	10.1%	$23.69	10/20/2013	$3,352,500	$8,496,000

(1)	A total of 2,230,515 stock options were granted in fiscal year 2004 by the Company to approximately 600 employees, including options granted to executive officers.

(2)	Potential gains are net of exercise price but before taxes associated with exercise. These assumed rates of appreciation are provided in order to comply with requirements of the SEC, and do not represent the Company’s expectation as to the actual rate of appreciation of shares of Common Stock. The actual value of the options will depend on the performance of shares of Common Stock, and may be greater or less than the amounts shown.

(3)	Options vest 100% one year following the date of grant.

(4)	Options vest 25% one year from the date of grant and in equal monthly increments over the following three year period.

Aggregate Exercise of Stock Options in Fiscal Year 2004 and Fiscal Year-End Option Values

      The following table sets forth information concerning the exercise of stock options during fiscal year 2004 by each of the Named Executive Officers and the number and value of unexercised options held by those officers at the end of fiscal year 2004:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
	Shares		September 30, 2004 (#)		September 30, 2004 ($)(2)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)(1)	(#)	(#)	($)	($)

John McAdam	300,000	$7,022,750	451,666	153,334	$8,707,156	$1,340,744
Steven Coburn	100,000	$2,251,000	173,332	91,668	$3,036,511	$1,080,189
Jeff Pancottine	76,000	$1,752,498	226,499	62,501	$549,897	$489,323
Edward Eames	44,194	$983,496	218,892	59,794	$2,902,290	$489,968
Tom Hull	—	—	—	265,000	—	$1,721,250

(1)	Based on the fair market value of shares of Common Stock on the exercise date, less the exercise price, multiplied by the number of shares acquired upon exercise.

(2)	Based on the $30.46 per share market value of shares of Common Stock at September 30, 2004, less the exercise price, multiplied by the number of shares underlying the option.

Option Grant Change in Control Provisions

      Under the terms of our stock incentive plans, stock option awards are generally subject to special provisions upon the occurrence of a defined “change in control” transaction. Under the plans, all or a certain portion of outstanding unvested stock options held by all participants under the plans, including our executive officers, will become fully vested upon a change in control of the Company.

      Messrs. McAdam, Coburn, Pancottine, Eames and Hull have unvested stock options under our 1998 Equity Incentive Plan, or the 1998 Plan, which provides that upon certain changes in control of the Company, 50% of all outstanding and unvested options under the 1998 Plan will accelerate and vest, unless assumed or substituted by the acquiring entity.

      Mr. Coburn has unvested stock options under a non-qualified stock option plan, which provides that upon certain changes in control of the Company, all outstanding and unvested options under the plan will fully vest.

      Mr. Hull has unvested stock options under a non-qualified stock option plan, which provides that upon certain changes in control of the Company, all outstanding and unvested options under the plan will fully vest.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee during fiscal 2004 was comprised of Messrs. Guelich, Higginson and Malone from October 2003 to April 2004, of Messrs. Grinstein, Guelich and Malone from April 2004 to July 2004 and of Messrs. Ames, Grinstein and Guelich since July 2004. Each member of the Compensation Committee is independent. None of the Company’s executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has had one or more executive officers which served as a member of the Company’s Board of Directors or Compensation Committee.

Report of Compensation Committee

      The Compensation Committee is comprised of three members of the Board of Directors who are not employees of the Company. It has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The objectives of the committee are to correlate executive compensation with the Company’s business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to its long-term success.

Compensation Philosophy

      The Company’s philosophy concerning compensation for executive officers is to directly link their compensation to continuous improvements in the Company’s financial performance. The key elements of this philosophy are as follows:

•	provide a competitive total compensation package that enables the Company to attract, retain and reward executive officers who contribute to the Company’s success;

•	provide incentive compensation that is directly linked to the performance of the Company; and

•	establish incentives that relate to the Company’s annual and long-term business strategies and objectives.

Consistent with this philosophy, the compensation package offered to executive officers includes: base salary, cash incentive compensation in the form of bonuses, and long-term equity incentives in the form of stock options.

Salary

      The Compensation Committee consists of three independent directors. Its function is to annually assess the performance of and recommend to the full board salary and incentive compensation for the President and Chief Executive Officer. The Compensation Committee also reviews and approves annual salary and incentive compensation increases for other executive officers recommended by the President and Chief Executive Officer.

      In setting Mr. McAdam’s compensation, the Committee considers compensation levels for similar positions at public companies of similar size and revenue levels, in similar industries, and with similar technological and marketing challenges, operational complexities and long-term performance and growth objectives. The Committee reviews salary surveys and publicly available information on compensation levels in performing this analysis. Mr. McAdam began his employment with the Company in July 2000 with a salary and bonus comparable to his then-current compensation level with his former employer. His base salary was increased by 6% for fiscal 2002, and by 5% for fiscal 2003, consistent with base salary increases for the rest of the Company’s executive officers in those years. At Mr. McAdam’s request, no increase was granted for fiscal 2004. Mr. McAdam repeated his request for no increase for fiscal 2005, but the board granted a 5% increase in base salary.

      In determining executive officer salaries, the Compensation Committee reviews recommendations from Mr. McAdam, which are based on information from salary surveys covering technology companies in the Seattle and other comparable areas, individual performance levels and the Company’s financial condition. The Compensation Committee also considers incentive compensation based on the Company’s financial performance.

Incentive Compensation

      To reinforce the attainment of Company goals, the Committee believes that a significant portion of the annual compensation of the executive officers should be in the form of incentive compensation. The Committee believes that incentives based on attaining or exceeding established financial targets, properly aligns the interests of the executive officers with the interests of the shareholders. Bonuses for Mr. McAdam and the other executive officers are awarded quarterly based on achievement of the Company’s top and bottom line objectives. Mr. McAdam’s bonus is set at 75% of his base salary for meeting these performance targets. Mr. McAdam and the other executive officers may earn additional bonuses for over-achievement of these targets.

Stock Options

      The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company’s shareholders and periodically approves stock option grants under the Company’s employee stock option plans. Stock options are typically granted at the current market price and will only have value if the Company’s stock price increases over the exercise price.

      The Compensation Committee reviews and approves recommendations made by the Chief Executive Officer on stock option grants for other executive officers. These recommendations for options are based on the relative position and responsibilities of each executive officer and previous and expected contributions of each officer to the Company’s success. Generally option grants vest over a two or four-year period. Options that vest after one year have also been granted. Upon joining the Company, Mr. McAdam was given options in an amount comparable to those given to other non-founder executives hired to perform similar functions in comparable companies. This initial option grant was subsequently cancelled at his request. Mr. McAdam has been awarded several additional option grants in amounts considered by the Compensation Committee to be appropriate considering Mr. McAdam’s performance and market conditions, including an option to purchase 100,000 shares of common stock granted in fiscal 2004. This option grant was awarded based on an analysis of comparable companies similar to that used to determine appropriate base salary. In addition, the Compensation Committee considered the total number of the Company’s outstanding shares, the number of options available for grant under the Company’s equity compensation plans, and the unique retention value inherent in stock options as compared to other forms of compensation.

      Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Compensation Committee is aware of this limitation and had decided that it is not appropriate at this time to limit the Company’s discretion to design the cash compensation packages payable to the Company’s executive officers.

Compensation Committee

Keith Grinstein, Chair
Karl D. Guelich
A. Gary Ames

Code of Ethics for Senior Financial Officers

      We have adopted a code of ethics that applies to all of our senior financial officers, including our chief executive officer, chief financial officer and principal accounting officer. The code of ethics is posted on the Company’s website. The Internet address for our website is http://www.f5.com and the code of ethics may be found under the investor relations section of our website. A copy of the code of ethics may be obtained without charge by written request to the Company’s Secretary.

Report of the Audit Committee

      The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is available on the investor relations section of the Company’s website, www.f5.com.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers, LLP, the Company’s independent auditors, is responsible for expressing an opinion as to the conformity of the audited financial statements with generally accepted accounting principles.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee discussed with the independent auditors the overall scope and plans for the annual audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.

      The Audit Committee reviewed, with the independent auditors, the judgments of the auditors as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed under the Statement on Auditing Standards No. 61 Communication with Audit Committees.

      The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, including the amount and significance of non-audit services provided by them, and satisfied itself as to the auditors’ independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form  10-K for the year ended September 30, 2004 for filing with the Securities and

Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers, LLP as the Company’s independent auditors for the fiscal year ending September 30, 2005.

Audit Committee

Karl Guelich, Chair
Alan J. Higginson
Keith D. Grinstein

Stock Price Performance

      The information regarding stock price performance contained in this section shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

      The graph below compares the annual percentage change in the cumulative total return on shares of Common Stock for F5 Networks, Inc., the Nasdaq Composite Index and the Nasdaq Computer Index for the period commencing September 30, 1999, and ending September 30, 2004.

Comparison of Cumulative Total Return *

Among F5 Networks Inc.,
Nasdaq Composite and Nasdaq Computer Index

	9/30/99	9/29/00	9/28/01	9/30/02	9/30/03	9/30/04

F5 Networks, Inc.	100	50	14	11	28	45
Nasdaq Composite	100	134	55	43	65	69
Nasdaq Computer Index	100	141	45	35	56	55

*	Assumes that $100 was invested September 30, 1999 in shares of Common Stock and in each index, and that all dividends were reinvested. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

PROPOSAL 1:                          ELECTION OF TWO CLASS III DIRECTORS

      At the Annual Meeting, the shareholders will vote on the election of two Class III directors to serve for three-year terms until the annual meeting of shareholders for fiscal year end 2007 and until their successors are elected and qualified. The Board of Directors has unanimously nominated Rich Malone and A. Gary Ames for election to the Board of Directors as Class III directors. The nominees have indicated that they are willing and able to serve as directors. If either nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than two nominees for Class III directors at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF BOTH NOMINEES.

      Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Messrs. Malone and Ames.

PROPOSAL 2:                          2005 EQUITY INCENTIVE PLAN

      At the Annual Meeting, the shareholders of the Company will be asked to approve the 2005 Equity Incentive Plan which, if approved, will reserve 1,700,000 shares of Common Stock (approximately 4.7% of the Company’s outstanding capital stock as of January 3, 2005) for issuance under the 2005 Equity Incentive Plan. The Board of Directors approved the 2005 Equity Incentive Plan on December 31, 2004, however it will not become effective until it is approved by the Company’s shareholders, which requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company represented and voting on the proposal at the Annual Meeting.

      The Board of Directors requests shareholder approval of the 2005 Equity Incentive Plan in order to comply with applicable Nasdaq listing standards, as well as to enhance the Company’s ability to receive a federal income tax deduction for certain compensation paid under the 2005 Equity Incentive Plan under the conditions of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

      The Board of Directors strongly believes that approval of the 2005 Equity Incentive Plan is essential to the Company’s continued success. We believe equity compensation gives employees and directors a stake in the future success of the Company and view it as a vital component of the Company’s ability to offer competitive compensation packages within a highly aggressive industry. As of the date of the Annual Meeting, there will be virtually no remaining options available to the Company for future grant. The Board believes this will seriously harm the ability of the Company to attract and retain qualified employees and directors. The 2005 Equity Incentive Plan is designed to assist us in recruiting, motivating and retaining talented employees and directors who will help us to continue achieving our business goals, including creating long-term value for shareholders.

      In order to facilitate approval of this proposal and assuage any shareholder concerns regarding the number of options the Company intends to grant in a given year, the Board of Directors of the Company commits to the Company’s shareholders that for the next three fiscal years it will not grant in a fiscal year a number of shares subject to options or stock units to employees (whether under the Plan or other plans not approved by shareholders) greater than 4% of the number of shares of the Company’s common stock that the Company believes will be outstanding at the end of the same fiscal year. For purposes of calculating the number of shares granted in a year, stock units will count as equivalent to (i) 1.5 option shares if the Company’s annual stock price volatility is 53% or higher, (ii) two option shares if the Company’s annual stock price volatility is between 25% and 52%, and (iii) four option shares if the Company’s annual stock price volatility is less than 25%.

Plan Overview

      The 2005 Equity Incentive Plan has a number of special terms and limitations, including:

•	all employees, including officers, and directors and consultants of the Company or any affiliate of the Company are eligible to receive grants of stock awards;

•	no employee may be granted, in any Company fiscal year, awards covering more than 1,000,000 shares;

•	the exercise price of an option may not be reduced without shareholder approval (other than in connection with a change in the Company’s capitalization); and

•	shareholder approval is required for certain types of amendments to the 2005 Equity Incentive Plan.

      Our Board of Directors recommends a vote FOR the approval of the 2005 Equity Incentive Plan.

Description of the 2005 Equity Incentive Plan

      The following description of the 2005 Plan is a summary and so is qualified by reference to the complete text of the 2005 Equity Incentive Plan, which is available through EDGAR or upon request from the Corporate Secretary of the Company.

      General. The 2005 Equity Incentive Plan provides for grants of nonstatutory stock options (“NSOs”), which are options that do not qualify as incentive stock options under Section 422 of the Code, and stock units (collectively, “Stock Awards”) to employees, including officers, or directors and consultants of the Company or any affiliate of the Company. As of January 3, 2005, the Company had approximately 650 employees and 5 non-employee directors who would be eligible to participate in the 2005 Equity Incentive Plan. As of January 3, 2005, the fair market value of a share of Common Stock was $47.05, based on the closing sales price of the Common Stock as quoted on the Nasdaq National Market.

      The 2005 Equity Incentive Plan was adopted by the Board of Directors on December 31, 2004. The 2005 Equity Incentive Plan will terminate on December 30, 2014, unless terminated sooner by the Board of Directors. Shares subject to Stock Awards that have lapsed or terminated, without having been exercised in full, may again become available for the grant of awards under the 2005 Equity Incentive Plan.

      The Board of Directors or a committee appointed by the Board of Directors (in either case, the “Administrator”) administers the 2005 Equity Incentive Plan. The Administrator has broad discretionary authority to determine which recipients and what types of awards are to be granted, including the exercise price, if any, applicable to awards, the number of shares subject to awards, the vesting and/or exercisability of awards and any other terms and conditions (including forfeiture conditions) that apply to awards. Any award may be granted either alone or in tandem with other awards.

      The Board of Directors may amend the 2005 Equity Incentive Plan; provided that no amendment will be effective unless approved by the shareholders of the Company if shareholder approval is necessary to satisfy applicable laws or stock exchange listing requirements. In addition, shareholder approval is required if the exercise price of any outstanding option is to be reduced (other than as a result of certain adjustments to outstanding awards to reflect corporate capital transactions, such as stock splits and other reorganizations).

      If any change is made to the Common Stock without receipt of consideration by the Company (through merger, reorganization, stock split, stock dividend, combination of shares or similar change to the capital structure), the 2005 Equity Incentive Plan and each outstanding Stock Award will be appropriately adjusted in (1) the number and kind of shares subject to the 2005 Equity Incentive Plan, (2) the share limitations set forth in the 2005 Equity Incentive Plan (including the limit of 1,000,000 shares that may be granted to any employee in any fiscal year), (3) the number and kind of shares covered by each outstanding Stock Award and (4) the exercise or purchase price per share subject to each outstanding Stock Award.

      Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during any single year to the Company’s Chief Executive Officer or any of the four other most highly compensated officers. Certain “performance-based” compensation is specifically exempt from this deduction limit if it meets the requirements specified in Section 162(m) and the regulations thereunder. One of the requirements for equity compensation awards, such as stock options, to qualify as performance-based compensation is that the shareholder-approved plan under which the awards are granted must include a limit on the number of shares granted to any one employee under the plan. Accordingly, the 2005 Equity Incentive Plan provides that no employee may be granted awards covering more than 1,000,000 shares in any fiscal year. The Company believes that stock options granted under the 2005 Equity Incentive Plan can qualify as performance-based compensation so that compensation amounts arising in connection with such options may not be subject to the loss deduction rule of Section 162(m). Stock units will generally not qualify as performance-based compensation so that compensation amounts arising in connection with such stock units may be subject to this loss deduction rule. Shareholder approval of this proposal will constitute shareholder approval of this limitation for Section 162(m) purposes.

      Options. Options granted under the 2005 Equity Incentive Plan are NSOs. The term of options granted under the 2005 Equity Incentive Plan may not exceed 10 years. The per share exercise price of all options must be at least equal to the fair market value of a share of Common Stock on the date the option is granted. The 2005 Equity Incentive Plan permits payment of an exercise price to be made by cash, check, wire transfer, other shares of Company Common Stock (with some restrictions), broker assisted same-day sales, any other form of consideration permitted by applicable law and acceptable to the Board of Directors or any combination thereof. Options granted under the 2005 Equity Incentive Plan vest at the rate specified in the option agreement. The Company’s standard vesting schedule is over four years for grants to newly-hired employees.

      An optionee may not transfer options other than by will or the laws of descent or distribution, provided that an optionee may designate a beneficiary who may exercise the option following the optionee’s death. An optionee whose relationship with the Company or any related corporation ceases for any reason, except by death or permanent and total disability, generally may exercise vested options up to three months following cessation. Vested options may generally be exercised for up to 12 months after an optionee’s relationship with the Company or any affiliate of the Company ceases due to disability and for generally up to 18 months after the relationship with the Company or any affiliate of the Company ceases due to death. However, options may terminate or expire sooner or later as may be determined by the Board of Directors and set forth in the option agreement.

      Stock Units. Each stock unit agreement will contain provisions regarding (1) the number of shares subject to such Stock Award, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance or other criteria, if any, that will determine the number of shares vested, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Board of Directors or other administrator of the 2005 Equity Incentive Plan, (5) restrictions on the transferability of the Stock Award, and (6) such further terms and conditions, in each case not inconsistent with the 2005 Equity Incentive Plan, as may be determined from time to time by the Board of Directors or other administrator of the 2005 Equity Incentive Plan. In the event that a participant’s relationship with the Company terminates, the Company may reacquire any or all of the shares of Common Stock held by the participant which have not vested or which are otherwise subject to forfeiture conditions. Stock units may be awarded in consideration for past services. Rights under a stock unit agreement may not be transferred other than by will or by the laws of descent and distribution.

      Change of Control Provisions. Subject to the provisions of any Stock Award Agreement, upon certain changes in control of the Company as provided under the 2005 Equity Incentive Plan, the surviving entity will either assume or substitute all outstanding Stock Awards under the 2005 Equity Incentive Plan. If the surviving entity determines not to assume or substitute these awards, then with respect to persons whose service with the Company or any affiliate of the Company has not terminated before the change in control, the vesting of 50% of these Stock Awards (and the time during which these awards may be exercised) will accelerate and the awards will terminate if not exercised before the change in control.

Certain Federal Income Tax Consequences

      THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT, OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

      Stock option grants under the 2005 Equity Incentive Plan are intended to be NSOs governed by Section 83 of the Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company at that time. Under current tax laws, if a participant exercises a NSO as to vested shares (meaning, shares that are not subject to a substantial risk of forfeiture as further described below), he or she will recognize compensation income equal to the difference between the fair market value of the Common Stock on the exercise date and the stock option exercise price. The Company will be entitled to a corresponding deduction on its income tax return. Options granted under the 2005 Equity Incentive Plan will generally not permit recipients to exercise the options as to unvested shares.

      Stock units are also governed by Section 83 of the Code. Generally, no taxes are due when an award is initially made, but the recipient will recognize taxable income when the shares subject thereto are no longer subject to a “substantial risk of forfeiture” (i.e. the shares subject thereto become vested or transferable, generally on the date the shares are issued to the recipient upon vesting). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. In certain cases, the participant may be eligible to make an election under Section 83(b) of the Code, in which case the timing of the tax recognition event and the amount of income recognized will differ from that described above.

Section 162(m) Limitations

      As discussed above, as a public company, the Company is subject to the loss-deduction rule of Section 162(m) of the Code (applicable to compensation in excess of $1 million paid to certain of the Company’s executive officers during any year). The 2005 Equity Incentive Plan includes a limitation on the number of shares that may be granted subject to awards made to an employee during any fiscal year to permit the Company to qualify stock options granted under the 2005 Equity Incentive Plan as performance-based compensation, which is excepted from the general loss-deduction rule. The Section 162(m) limit in the 2005 Equity Incentive Plan is 1,000,000 shares per fiscal year. Shareholder approval of this proposal will constitute shareholder approval of this limitation for Section 162(m) purposes. Stock options issued under the 2005 Equity Incentive Plan will generally qualify as performance-based compensation, while stock units will generally not qualify as performance-based compensation, and so compensation amounts arising in connection with stock units may be subject to the Section 162(m) loss deduction rule.

Accounting Treatment

      Prior to the fourth quarter of fiscal 2005, option grants made to employees under the 2005 Equity Incentive Plan that have fixed exercise or issue prices that are equal to or greater than the fair market value per share on the grant or issue date and that have a fixed number of shares associated with the award will generally not result in any direct charge to the Company’s reported earnings under current accounting rules. However, the fair value of those awards is required to be disclosed in the notes to the Company’s financial statements, and the Company also must disclose, in the notes to its financial statements, the pro forma impact those awards would have upon the Company’s reported earnings and earnings per share were the fair value of those awards at the time of grant treated as a compensation expense over the life of the award.

      Beginning with the fourth quarter of fiscal 2005, the Company will generally be required to recognize compensation expense in an amount equal to the fair market value on the date of grant of all stock options that are unvested as of or after such period. The fair value of an award will be based on the number of shares subject to the award that are expected to vest. The Company will use either Black-Scholes or a binomial valuation model to measure fair value of option grants. In addition, the Company will be required to recognize compensation expense for Stock Awards as they vest, as adjusted for actual forfeitures that occur before vesting but not adjusted for any previously recognized compensation cost if an award lapses unexercised.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

      Unless instructed otherwise, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards or electronic ballots for this proposal.

OTHER MATTERS

Auditors

      The independent accounting firm of PricewaterhouseCoopers LLP has acted as the Company’s auditor since inception and has been selected as the auditor for the current year. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Principal Accountants Fees and Services

      The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2004 and 2003:

	Years Ended
	September 30,

Fee Category	2004	2003

Audit Fees	$324,050	$206,500
Audit-Related Fees	125,482	78,750
Tax Fees	23,046	2,000
All Other Fees	—	—

Total Fees	$472,578	$287,250

      Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.

      Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, financial accounting and reporting standards and services related to registration statements and public offerings.

      Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

Audit Committee Pre-Approval Procedures

      The Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2004, all audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Annual Independence Determination

      The Audit Committee considered whether the provision of nonaudit services is compatible with the principal accountants’ independence and concluded that the provision of nonaudit services has been compatible with maintaining the independence of the Company’s external auditors. The Audit Committee has authorized the Company’s external auditors to provide tax services for the Company for 2005.

Other Matters

      Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR END 2005

      The Company’s Bylaws provide that advance notice of a shareholder’s proposal must be delivered to or mailed and received at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Each shareholder’s notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (C) the class and number of shares of the Company which are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business and (E) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as a proponent of a shareholder proposal.

      A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

      Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the Annual Meeting for fiscal year end 2005 must submit the proposal to the Company no earlier than October 27, 2005 and no later than November 26, 2005. Shareholders who intend to present a proposal at the Annual Meeting for fiscal year end 2005 without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than December 6, 2005 or management of the Company will have discretionary voting authority at the fiscal year end 2005 annual meeting with respect to any such proposal without discussion of the matter in Proxy Statement for such meeting. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By Order of the Board of Directors,

Joann Reiter
Vice President, General Counsel and Secretary

VOTE BY INTERNET — www.proxyvote.com

      Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 23, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

      Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 23, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

      Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to F5 Networks, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

APPENDIX A

F5 Networks, Inc.

2005 Equity Incentive Plan

Adopted December 31, 2004
Approved By Shareholders ____ __, 2005
Termination Date: December 30, 2014

1. Purposes.

     (a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

     (b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Options and (ii) Stock Units.

     (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. Definitions.

     (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

     (b) “Applicable Laws” means the legal requirements relating to the administration of equity compensation plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Stock Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

     (c) “Board” means the Board of Directors of the Company.

     (d) “Code” means the Internal Revenue Code of 1986, as amended.

     (e) “Committee” means a committee appointed by the Board in accordance with subsection 3(c).

     (f) “Common Stock” means the common stock of the Company.

     (g) “Company” means F5 Networks, Inc., a Washington corporation.

     (h) “Consultant” means any person, including an advisor, (i) who is engaged by the Company or an Affiliate to render services other than as an Employee or as a Director or (ii) who is a member of the Board of Directors of an Affiliate.

     (i) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity among the Company or an Affiliate for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. Subject to Section 6(e)(ii), the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

     (j) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

     (k) “Director” means a member of the Board of Directors of the Company.

     (l) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

     (m) “Employee” means any person employed by the Company or an Affiliate. Subject to the Applicable Laws, the determination of whether an individual (including a leased and temporary employees) is an Employee hereunder shall be made by the Board (or its Committee), in its sole discretion. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

     (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

            (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market, the Fair Market Value of a Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or such other exchange or market with the greatest volume of trading in the Common Stock) on the day of determination or, if the day of determination is not a market trading day, then on the last market trading day prior to the day of determination, as reported in such source or sources as the Board deems reliable, or

            (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

     (p) “Independent Director” means a Director who qualifies as an “independent” director under applicable Nasdaq rules (or the rules of any exchange on which the Common Stock is then listed or approved for listing).

     (q) “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

     (r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (s) “Option” means a nonstatutory stock option (meaning, an option not intended to qualify as an incentive stock option under Code Section 422) granted pursuant to the Plan.

     (t) “Outside Director” means a Director of the Company who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former Employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

     (u) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

     (v) “Plan” means this F5 Networks, Inc. 2005 Equity Incentive Plan.

     (w) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

     (x) “Securities Act” means the Securities Act of 1933, as amended.

     (y) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 below.

     (z) “Stock Award” means any right involving Shares granted under the Plan, including an Option or Stock Unit.

     (aa) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

     (bb) “Stock Unit” means an award giving the right to receive Shares granted under Section 7 below.

3. Administration.

     (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee or an administrator, as provided in subsection 3(c).

     (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Awards shall be granted; the provisions, terms and conditions of each Stock Award granted (which need not be identical as among Participants or as among types of Stock Awards), including, without limitation: the time or times when a person shall be permitted to receive Shares pursuant to a Stock Award, the number of Shares with respect to which a Stock Award shall be granted to each such person, the exercise or purchase price (if any) of a Stock Award, the time or times when Stock Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro rata adjustment to vesting as a result of a Participant’s transitioning from full- to part-time service (or vice versa), and any other restriction (including forfeiture restriction), limitation or term of any Stock Award, based in each case on such factors as the Board, in its sole discretion, shall determine; provided, however, that such provisions, terms and conditions are not inconsistent with the terms of the Plan.

            (ii) In order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Stock Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

            (iii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

            (iv) To amend the Plan or a Stock Award as provided in Section 12.

            (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

     (c) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3, and/or solely of two or more Independent Directors under applicable Nasdaq (or other exchange) rules. The Board or the Committee may further delegate its authority and responsibilities under the Plan to an Officer. However, if administration is delegated to an Officer, such Officer may grant Stock Awards only within guidelines established by the Board or the Committee, and only the Board or the Committee may make a Stock Award to an Officer or Director. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, or an Officer to whom authority has been delegated), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan, and unless otherwise specified by the Board shall retain any authority granted to a committee or individual hereunder unto itself.

4. Shares Subject to the Plan.

     (a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate One Million Seven Hundred Thousand (1,700,000) Shares of Common Stock.

     (b) Section 162(m) Limitation on Share Numbers. No Employee shall be eligible to be granted Stock Awards covering more than One Million (1,000,000) Shares during any fiscal year of the Company.

     (c) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full,

the Shares not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. Further, if any previously-issued Shares are forfeited under the terms and conditions of the Stock Award, then any Shares so forfeited shall revert to and again become available for issuance under the Plan. The provisions of this Section 4(c) are qualified by Section 4(a) such that the total number of Shares issued and outstanding under the Plan at any time may not exceed the number set forth in Section 4(a) (as adjusted under Section 11).

     (d) Source of Shares. The stock subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.

5. Eligibility. Stock Awards may be granted to Employees, Directors and Consultants.

6. Option Provisions.

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

     (a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

     (b) Exercise Price of an Option. The exercise price of each Option shall be at least equal to the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

     (c) Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash, check or wire transfer at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option or subsequently by (1) by delivery to the Company of other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Partcipant for more than six (6) months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge), (2) if, as of the date of exercise of an Option the Company then is permitting Employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes, (3) in any other form of legal consideration that may be acceptable to the

Board, or (4) any combination of the foregoing methods. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Board may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

     (d) Transferability of an Option. The Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 6(d), the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

     (e) Vesting.

            (i) Generally. The total number of Shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments which may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.

            (ii) Leave of Absence. The Board (or any other party to whom such authority has been delegated, including under this Plan) shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

     (f) Termination of Continuous Service. In the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option (to the extent that the Participant was vested in the Option Shares and entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

     (g) Extension of Termination Date. Following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability), if the Participant would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act or violate any prohibition on trading on the basis of possession of material nonpublic information involving the Company and its business, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a), or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Option would not be in violation of such requirements.

     (h) Disability of Participant. In the event a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option (to the extent that the Participant was vested in the Option Shares and entitled to exercise the Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate.

     (i) Death of Participant. In the event (i) an Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the period (if any) specified in the Option Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Participant was vested in the Option Shares and entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

     (j) Exercise Generally. Options shall be considered exercised when the Company (or its authorized agent) receives (i) written or electronic notice from the person entitled to exercise the Option of intent to exercise a specific number of Shares, (ii) full payment or appropriate provision for payment in a form and method acceptable to the Board or Committee, for the Shares being exercised, and (iii) if applicable, payment or appropriate provision for payment of any withholding taxes due on exercise. An Option may not be exercised for a fraction of a Share. The Option may, at the discretion of the Board or Committee, include a provision whereby the Participant may elect to exercise the Option as to Shares that are not yet vested. Unvested Shares exercised in such manner may be subject to a Company repurchase right under Section 10(f) or such other restrictions or conditions as the Board or Committee may determine.

     (k) Administrator Discretion. Notwithstanding the provisions of this Section 6, the Board or the Committee shall have complete discretion exercisable at any time to (i) extend the period of time for which an Option is to remain exercisable, following the Participant’s termination of Continuous Service, but in no event beyond the expiration date for the Option, and (ii) permit the Option to be exercised, during the applicable post-termination exercise period, not only with respect to the number of Shares that were vested on the date of termination, cut also with respect to additional Shares on such terms and conditions as the Board or Committee may determine.

7. Provisions of Stock Awards other than Options.

     Each Stock Award Agreement reflecting the issuance of a Stock Unit shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (a) Consideration. A Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company or an Affiliate for its benefit.

     (b) Vesting; Restrictions. Shares of Common Stock awarded under the agreement reflecting a Stock Unit award may, but need not, be subject to a Share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Board.

     (c) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the Shares of Common Stock held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the agreement.

     (d) Transferability. Rights to acquire Shares of Common Stock under a Stock Unit agreement shall not be transferable except by will or by the laws of descent and distribution, and Shares of Common Stock issued upon vesting of a Stock Unit shall be issuable during the lifetime of the Participant only to the Participant. Notwithstanding the foregoing provisions of this subsection 7(d), the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to receive Shares of Common Stock issued upon vesting of a Stock Unit.

8. Covenants of the Company.

     (a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of Shares of Common Stock required to satisfy such Stock Awards.

     (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Shares upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. Use of Proceeds from Stock; Unfunded Plan.

     Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Stock Awards hereunder, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any asset which may at any time be represented by Stock Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor any party authorized to administer the Plan be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to a Stock Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor any party authorized to administer the Plan shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

10. Miscellaneous.

     (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, become exercisable or be settled in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first vest, be exercised or be settled.

     (b) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

     (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or any Stock Award granted pursuant thereto shall confer upon any Participant or other holder of Stock Awards any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

     (d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the Shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

     (e) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Stock Award; or (iii) delivering to the Company owned and unencumbered Shares.

     (f) Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award and may be at Fair Market Value at the time of repurchase, at the original purchase price or on such other terms and conditions as the Board may determine (and as shall be reflected in the Stock Award Agreement).

     (g) Cancellation and Re-Grant of Options. The Company may not reprice any outstanding Stock Awards under the Plan, including implement any program whereby outstanding Stock Awards will be cancelled and replaced with Stock Awards bearing a lower purchase or exercise price, without first obtaining the approval of the shareholders of the Company; provided however that this Section 10(g) shall in no way limit the Company’s ability to adjust Stock Awards as provided under Section 11 below.

     (h) Interpretation of Plan and Stock Awards. In the event that any provision of the Plan or any Stock Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Stock Award shall not be affected to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. All questions arising under the Plan or under any Stock Award shall be decided by the Board or the Committee in its or their total and absolute discretion and such decisions shall be final and binding on all parties.

     (i) Electronic Communication. Any document required to be delivered under the Plan, including under the Applicable Laws, may be delivered in writing or electronically. Signature may also be electronic if permitted by the Board or the Committee, and if permitted by Applicable Law.

     (j) Escrow of Shares. To enforce any restriction applicable to Shares issued under the Plan, the Board or the Committee may require a Participant or other holder of such Shares to deposit the certificates representing such Shares, with approved stock powers or other transfer instruments endorsed in blank, with the Company or an agent of the Company until the restrictions have lapsed. Such certificates (or other notations representing the Shares) may bear a legend or legends referencing the applicable restrictions.

11. Adjustments upon Changes in Stock.

     (a) Capitalization Adjustments. If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 4(b), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per Share of stock subject to such outstanding Stock Awards. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

     (b) Change in Control—Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then such Stock Awards shall be terminated if not exercised (if applicable) prior to such event.

     (c) Change in Control—Asset Sale, Merger, Consolidation or Reverse Merger or Acquisition of Stock.

            (i) In the event of (1) a sale of substantially all of the assets of the Company, or (2) a merger or consolidation in which the Company is not the surviving corporation or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (4) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar awards (including with respect to a Stock Award an award to acquire the same consideration paid to the shareholders in the transaction described in this subsection 11(c) for those outstanding under the Plan).

            (ii) For purposes of subsection 11(c) a Stock Award shall be deemed assumed if, following the change in control, the Stock Award confers the right to purchase in accordance with its terms and conditions, for each share of Common Stock subject to the Stock Award immediately prior to the change in control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Common Stock on the effective date of the change in control was entitled.

            (iii) Subject to the provisions of any Stock Award Agreement, in the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of 50% of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised or settled) shall be accelerated in full, and the Stock Awards shall terminate if not exercised or settled (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

            (iv) The Board shall at all times have the authority, in its sole discretion, to provide for additional or different vesting, exercisability, settlement or forfeiture conditions with respect to Stock Awards than that reflected in this Section 11(c), provided that its determinations in this regard shall be reflected in the Stock Award Agreement (including in amendments thereto) issued to the affected Participant.

12. Amendment of the Plan and Stock Awards.

     (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

     (b) Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

     (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code or any other Applicable Law.

     (d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

     (e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13. Termination or Suspension of the Plan.

     (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b) No Impairment of Rights. Suspension or termination of the Plan shall not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14. Effective Date of Plan.

     The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

     15. Governing Law. All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of Washington, without regard to such states conflict of laws rules.

F5 NETWORKS, INC.
ANNUAL MEETING OF SHAREHOLDERS
February 24, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joann M. Reiter, with full power of substitution, proxy to vote at the Annual Meeting of Shareholders of F5 Networks, Inc. (the “Company”), to be held on February 24, 2005 at 10:00 a.m., local time, at F5 Networks, Inc. Headquarters, 401 Elliott Avenue West, Seattle, WA 98119, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in her discretion upon such other matters as may come before the meeting.

(TO BE SIGNED ON REVERSE SIDE)

F5 NETWORKS, INC. 401 ELLIOTT AVENUE WEST SEATTLE, WA 98119	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return to F5 Networks, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	F5NETW1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

     F5 NETWORKS, INC.

Election of Two Class III Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees: Class III
1.	01) Rich Malone	☐	☐	☐
02) A. Gary Ames

Vote On Proposal		For	Against	Abstain

2.	Approval of 2005 Equity Incentive Plan	☐	☐	☐

This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

NOTE: Please sign exactly as name(s) appears hereon. When signing in a representative capacity, please give title.